EXHIBIT (1)

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements (No. 333-121584 and 333-145074) on Form S-8 filed contemporaneously herewith of Sanofi-Aventis of our report dated June 23, 2008 with respect to the statements of net assets available for benefits of Sanofi Pasteur Inc. 401k Plan as of December 31, 2007 and 2006 and the related statements of changes in net assets available for benefits for the years then ended, and the related supplemental schedule of Schedule H, line 4i-schedule of assets (held at end of year) as of December 31, 2007, which report appears in the December 31, 2007 annual report on Form 11-K of Sanofi Pasteur Inc. 401k Plan.

/s/ Fischer Cunnane & Associates Ltd

June 23, 2008